                                                                     EXHIBIT 12

GTE Northwest  Incorporated

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                               Years Ended December 31,
                                       ------------------------------------------------------------------------
                                          1996        1995        1994       1993(a)       1993        1992
                                       ----------  ----------- -----------  ----------  ----------- -----------

Net earnings available for fixed charges:
  Income before extraordinary charges  $  187,426  $   150,187 $   118,649  $   96,421  $    14,330 $   126,780
  Add - Income tax expense                103,812       77,217      58,159      56,193        5,581      66,586
        - Fixed charges                    58,051       60,382      56,089      61,955       61,955      58,319
                                       ----------  ----------- -----------  ----------  ----------- -----------

Adjusted earnings:                     $  349,289  $   287,786 $   232,897  $  214,569  $    81,866 $   251,685
                                       ==========  =========== ===========  ==========  =========== ===========

Fixed charges:
  Interest expense                     $   53,745  $    56,292 $    52,086  $   58,185  $    58,185 $    54,352
  Portion of rent expense
      representing interest                 4,306        4,090       4,003       3,770        3,770       3,967
                                       ----------  ----------- -----------  ----------  ----------- -----------

Adjusted fixed charges:                $   58,051  $    60,382 $    56,089  $   61,955  $    61,955 $    58,319
                                       ==========  =========== ===========  ==========  =========== ===========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                   6.02         4.77        4.15        3.46         1.32        4.32


(a) Results for 1993 exclude an after-tax restructuring charge of approximately $77 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $5.1 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.